EXHIBIT 99.1
ESB Financial Corporation



RELEASE DATE:                           CONTACT:
____________                            _______
February 10, 2000                       Charlotte A. Zuschlag
                                        President and Chief Executive Officer
                                        ESB Financial Corporation
                                        (724) 758-5584


                    ESB FINANCIAL CORPORATION COMPLETES
                      ACQUISITION OF SHS BANCORP, INC.

    Ellwood City, Pennsylvania - February 10, 2000 -ESB Financial
Corporation (Nasdaq: ESBF), parent holding company of ESB Bank, FSB, announced today that it has completed its acquisition of SHS Bancorp, Inc. and its subsidiary, Spring Hill Savings Bank, FSB, located in the North Shore area of Pittsburgh. Spring Hill had four community offices located in Allegheny County and at December 31, 1999 had total assets of $89.6 million.

    Shareholders of SHS Bancorp overwhelmingly approved the acquisition by ESB Financial at a shareholder meeting held on December 17, 1999. In the merger, shareholders of SHS Bancorp will receive either $17.80 in cash or 1.3 shares of ESB Financial common stock for each share of SHS Bancorp common stock owned. The total merger consideration is payable 60% in ESB Financial common stock and 40% in cash.

    Charlotte A. Zuschlag, President and Chief Executive Officer of ESB Financial, reported that all regulatory approvals for consummation of the merger have been received and stated "we are very pleased to add the customers and staff of Spring Hill Savings Bank to the ESB family. Spring Hill
Savings Bank will continue to operate as an a subsidiary of ESB Financial until its proposed merger into ESB Bank in the Spring of 2000 and customers can expect to find the same knowledgeable branch personnel handling their daily transactions."

    Thomas F. Angotti, President and Chief Executive Officer of SHS Bancorp, indicated that he and his directors were "pleased to be joining such a quality organization as ESB Financial and are looking forward to offering an expanded array of products and services to Spring Hill customers and our market area."

    As a result of the merger, ESB Financial Corporation has approximately $1.1 billion in consolidated assets, $71 million in consolidated shareholders' equity, and operates 16 community branch offices in the contiguous Pennsylvania counties of Lawrence, Allegheny, Beaver and Butler. This acquisition expands ESB's presence in Allegheny County from four to eight full service community branch locations.